Exhibit (a)(1)(D)
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Cardiac Science Corporation
at $2.30 per Share
by
Jolt Acquisition Company
a wholly-owned subsidiary
of
Opto Circuits (India) Ltd.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON NOVEMBER 30, 2010, UNLESS THE OFFER IS EXTENDED.

November 1, 2010

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

We have been engaged by Jolt Acquisition Company, a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Opto Circuits (India) Ltd., a public limited company incorporated under the laws of the nation of India (“Opto Circuits”), to act as the information agent, paying agent and depositary in connection with Purchaser’s offer to purchase all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Cardiac Science Corporation, a Delaware corporation (“Cardiac Science”), at a price of $2.30 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 1, 2010 (the “Offer to Purchase”) and in the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

The Offer is subject to various conditions; however, the Offer is not subject to any financing condition.

The Offer is subject to the conditions, among others, that (a) at the expiration of the Offer (as it may have been extended or re-extended pursuant to the Merger Agreement), there shall have been validly tendered and not validly withdrawn that number of Shares which, when added to the Shares already owned by Opto Circuits and its subsidiaries including Purchaser, represents the greater of (i) at least a majority of the total number of outstanding Shares on a fully diluted basis (which assumes conversion or exercise of all outstanding options, or any other rights, options or warrants to acquire Shares) or (ii) at least 60% of the issued and outstanding Shares and (b) subject to certain exceptions, there shall not have occurred any change which has a material adverse effect on the business, financial condition or continuing operations of Cardiac Science and its subsidiaries or on the ability of Cardiac Science to consummate the transactions, including the Offer and the Merger. The Offer is also subject to certain other terms and conditions. See Section 13 of the Offer to Purchase. The initial offering period of the Offer and withdrawal rights will expire at the Expiration Date (as defined in Section 1 of the Offer to Purchase).

Enclosed herewith are the following documents:

1. Offer to Purchase, dated November 1, 2010;

2. Letter of Transmittal to be used by stockholders of Cardiac Science in accepting the Offer and tendering Shares (including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9);

3. Notice of Guaranteed Delivery;

4. A letter from Cardiac Science to stockholders of Cardiac Science, accompanied by Cardiac Science’s Solicitation/Recommendation Statement on Schedule 14D-9;

5. A printed letter that may be sent to your clients for whose accounts you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

6. Return envelope addressed to BNY Mellon (as defined below).

The Offer is being made pursuant to the Agreement and Plan of Merger, dated October 19, 2010, as amended on October 29, 2010, among Purchaser, Opto Circuits and Cardiac Science (the “Merger Agreement”), pursuant to which, after completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Cardiac Science, with Cardiac Science as the surviving corporation (the “Merger”) and each issued and outstanding Share (other than Shares held in the treasury of Cardiac Science, Shares owned by Opto Circuits, Purchaser or any subsidiary of Opto Circuits, or Shares held by stockholders who properly demanded and perfected appraisal rights under Delaware law) will, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash equal to the per Share price paid pursuant to the Offer, without interest and less any required withholding taxes, payable upon the surrender of the certificate formerly representing such Share.

The Cardiac Science board of directors has unanimously approved the Merger Agreement, the Offer and the Merger and determined that the Offer and the Merger are advisable and fair to, and in the best interests of, the holders of Shares. The Cardiac Science board of directors unanimously recommends that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will be deemed to have accepted for payment, and will pay for, all Shares validly tendered and not properly withdrawn by the Expiration Date if and when Purchaser gives oral or written notice to BNY Mellon Shareowner Services (“BNY Mellon”), which is acting as the information agent, paying agent and depositary, of Purchaser’s acceptance of the tenders of such Shares for payment pursuant to the Offer. Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by BNY Mellon of (a) certificates for such Shares or a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares pursuant to the procedures set forth in the Offer to Purchase, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by BNY Mellon. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

Purchaser is not aware of any state where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Purchaser will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, Purchaser cannot comply with the state statute, Purchaser will not make the Offer to, nor will Purchaser accept tenders from or on behalf of, the holders of Shares in that state. An envelope in which to return your instructions to us is enclosed.

In order to tender Shares pursuant to the Offer, a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message (in the case of any book-entry transfer), and any other documents required by the Letter of Transmittal, should be sent to and timely received by BNY Mellon, and either certificates representing the tendered Shares should be delivered or such Shares must be delivered to BNY Mellon pursuant to the procedures for book-entry transfers, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

Neither Opto Circuits nor Purchaser will pay any fees or commissions to any broker or dealer or other person (other than to BNY Mellon as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your clients.

Your prompt action is requested. We urge you to contact your clients as promptly as possible. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on November 30, 2010, unless the Offer is extended.

If holders of Shares wish to tender their Shares, but it is impracticable for them to deliver their certificates representing tendered Shares or other required documents or to complete the procedures for delivery by book-entry transfer prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified in the Offer to Purchase and the Letter of Transmittal.

Questions and requests for assistance or for additional copies of the enclosed materials may be directed to BNY Mellon at the address and telephone number set forth below and in the Offer to Purchase. Additional copies of the enclosed materials will be furnished at Purchaser’s expense.

Very truly yours,

BNY Mellon Shareowner Services

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY PERSON THE AGENT OF OPTO CIRCUITS, PURCHASER, CARDIAC SCIENCE, BNY MELLON OR ANY OF THEIR AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

The Information Agent, Paying Agent and Depositary for the Offer Is:

By Telephone: 9:00 a.m. to 7:00 p.m., New York City time, Monday through Friday, except for bank holidays:

From within the U.S., Canada or Puerto Rico:
866-354-3484 (Toll-Free)

By Mail BNY Mellon Shareowner Services Attn: Corporate Actions Department Post Office Box 3301 South Hackensack, NJ 07606	By Overnight Courier, Hand or Registered Mail BNY Mellon Shareowner Services Attn: Corporate Actions Department, 27th Floor 480 Washington Blvd — Mail Reorg Jersey City, NJ 07310

By Facsimile Transmission (for Eligible Institutions only): 201-680-4626

Confirm by Telephone: 201-680-4860

4